Exhibit 99.(m)(8)

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

AMENDED AND RESTATED
DISTRIBUTION PLAN
CASH MANAGEMENT CLASS

June 14, 2010

WHEREAS, Morgan Stanley Institutional Liquidity Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”). and

WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the “Portfolios”) and each Portfolio investing in money market instruments may be divided into multiple separate classes including: Institutional Class, Investor Class, Service Class, Administrative Class, Advisory Class, Cash Management Class and Cash Management Class; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Cash Management Class of each Portfolio and its shareholders; and

WHEREAS, the Trust and Morgan Stanley Distribution Inc. (the “Distributor”) have entered into a Distribution Agreement pursuant to which the Trust employs the Distributor in such capacity during the continuous offering of shares of each Portfolio of the Trust; and

WHEREAS, the Trust adopted a Distribution Plan effective April 29, 2005, as amended and restated on April 25, 2006 and this Amended and Restated Distribution Plan further amends and restates in its entirety such Plan to reflect the current distribution fee and to make such other ministerial changes designed to facilitate the administration of this Plan;

WHEREAS, institutions (“Service Organizations”) may: (i) act directly or indirectly as nominees and recordholders of shares of the Cash Management Class for their respective customers who are or may become beneficial owners of such shares (the “Customers”); and (ii) provide certain distribution related services with respect to Customers pursuant to agreements between the Trust, on behalf of the Cash Management Class of each Portfolio, and such Service Organizations.

NOW THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Amended and Restated Distribution Plan (the “Plan”) on the following terms and conditions with respect to the Cash Management Class of each Portfolio of the Fund:

1.             The Trust, on behalf of the Cash Management Class of each Portfolio, is authorized to pay the Distributor the monthly or quarterly distribution fee to provide for, or to compensate the Service Organizations for providing distribution related services. The fee paid for such services during any one year shall not exceed 0.10% of the average daily net asset value of the shares of the Cash Management Class for such Portfolio, which are owned beneficially by the Customers of such Service Organization during such period. Such fees will be assessed as specified in paragraph 2.

2.             The Cash Management Class shares will be assessed an annual fee of 0.10% of the average daily net assets of the Cash Management Class to compensate the Distributor or Service Organization for providing distribution related services pursuant to the Trust’s Plan of Distribution adopted under Rule 12b-1 of the 1940 Act. Distribution related services for which the Distributor or a Service Organization may be compensated include any activities or expenses primarily intended to result in the sale of Cash Management Class shares, including, but not limited to: distribution of sales literature and advertising materials; and compensation to broker/dealers who sell Cash Management Class shares. The Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer to shareholders in connection with the sale of Cash Management Class shares, and all or any portion of the compensation paid to the Distributor under this paragraph may be reallocated by the Distributor to broker/dealers who sell shares. No Portfolio or class may compensate a Service Organization for services provided with respect to another Portfolio or class.

3.             This Plan shall not take effect, with respect to a Portfolio, until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct financial interest in the operation of this Plan or any agreements related to it) (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

4.             This Plan shall continue, with respect to a Portfolio, until April 30, 2011 and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

5.             Management shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under this Plan.

6.             This Plan may be terminated at any time with respect to the Cash Management Class of any Portfolio by the vote of a majority of the Rule 12b-1 Trustees, or by the vote of a majority of the outstanding voting securities of the Cash Management Class of the Portfolio.

7.             This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Cash Management Class of such Portfolio, and no material amendment to this Distribution Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.             The Trust shall preserve copies of this Distribution Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Distribution Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

9.             This Distribution Plan only relates to the Cash Management Class of each Portfolio and the fees determined in accordance with paragraphs 1 and 2 hereof shall be based upon the average daily net assets of the Portfolio attributable to Cash Management Class shares. The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall report be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Cash Management Class shares shall be bound. No Portfolio of the Trust shall be responsible for the obligations of any other Portfolio of the Trust.

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IN WITNESS WHEREOF, the Trust and the Distributor have executed this document as of the day and year set forth in New York, New York.

Dated:  June 14, 2010

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

		By:	/s/Randy Takian
			Name:	Randy Takian
			Title:	President and Financial Principal Executive Officer

Attest:

/s/Edward Meehan
Name:	Edward Meehan
Title:	Assistant Secretary
MORGAN STANLEY DISTRIBUTION, INC.

		By:	/s/David Carson
			Name:	David Carson
			Title:	Executive Director

Attest:

/s/Edward Meehan
Name:	Edward Meehan
Title:	Assistant Secretary